Exhibit 1.01
CONFLICT MINERALS REPORT OF 3M COMPANY FOR THE YEAR ENDED DECEMBER 31, 2021
INTRODUCTION

This Conflict Minerals Report (this “Report”) for 3M Company (“3M”, “Company,” “we,” “our”) is provided in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 for the reporting period from January 1 to December 31, 2021.

“Conflict Minerals” are defined by the Securities and Exchange Commission (“SEC”) as cassiterite, columbite-tantalite, wolframite and gold, and their derivatives, which are limited to tin, tantalum and tungsten (collectively “3TG”). As a result of the Company’s reasonable country of origin inquiry (“RCOI”) for the period from January 1 to December 31, 2021 described in the attached Specialized Disclosure Report (“Form SD”), 3M has reason to believe that a portion of the 3TG necessary to the functionality or production of products (“Necessary 3TG”) that we manufactured or contracted to manufacture during the period from January 1 to December 31, 2021 may have originated in the Democratic Republic of the Congo (“DRC”), the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola (together, the “Covered Countries”) and those Necessary 3TG may not be from recycled or scrap sources.

3M has actively engaged with its customers and suppliers for several years with respect to the use of Conflict Minerals. 3M adopted a Conflict Minerals Policy in 2011, renamed to Responsible Minerals Sourcing Policy in 2019, articulating the Conflict Minerals supply chain due diligence process and 3M’s commitments to reporting obligations regarding Conflict Minerals. The Policy (as defined below) is available on 3M’s Supplier Direct website (https://www.3m.com/3M/en_US/suppliers-direct/).

3M has contributed to industry efforts to address Conflict Minerals through serving as a member of the Responsible Business Alliance (“RBA”) and the Responsible Minerals Initiative (“RMI”). This engagement and the contributions made have helped develop standards, best practices, and tools that benefit all companies working to end the association between 3TG and conflict in the Covered Countries.

REASONABLE COUNTRY OF ORIGIN INQUIRY

Many essential products in the 3M businesses, such as electronics, personal safety, or transportation, rely on 3TG. The following are examples of product families that often include 3TG:

▪Electrical connectors, cables and cords, electronic chargers, controls, monitors and plated circuitry
▪Products that include these and other electrical or electronic components
▪Metallized films and tapes
▪Some orthodontic products
▪Fall protection equipment
▪Fire safety equipment

3M therefore conducted due diligence on the source and chain of custody of Necessary 3TG, as described below, using the following due diligence management system: To determine whether Necessary 3TG in products originated in Covered Countries, 3M retained a third-party service provider (“Provider”) to assist us in reviewing the supply chain and identifying risks. 3M provided a list composed of suppliers associated with the in-scope products to the Provider for upload to its database to assist with RCOI of potential product families, such as those noted above.

To collect data on the materials’ sources of origin procured by the supply chain, 3M utilized RMI’s Conflict Minerals Reporting Template (“CMRT”) version 6.1 to conduct a survey of all in-scope suppliers.

During the supplier survey, 3M contacted suppliers via the Provider’s software-as-a-service (SaaS) platform, which enables users to complete and track supplier communications and allows suppliers to upload completed CMRTs directly to the platform for validation, assessment, and management. The database also provides functionality that meets the OECD Guidance (as defined below) process expectations by evaluating the quality of each supplier response and assigning a health score based on the supplier’s declaration of process engagement. Additionally, the metrics provided in this Report, as well as the step-by-step process for supplier engagement and upstream due diligence investigations performed, are managed through this platform.

Via the database and Provider, 3M requested that all suppliers complete a CMRT. Training and education to guide suppliers on best practices and the use of this template were included. The Provider monitored and tracked all communications in the database for future reporting and transparency. 3M directly contacted suppliers that were unresponsive to the Provider’s communications during the diligence process and requested these suppliers complete the CMRT and submit it to the Provider.

3M’s program included automated data validation on all submitted CMRTs. The goal of data validation is to increase the accuracy of submissions and identify any contradictory answers in the CMRT. This data validation is based on questions within the declaration tab of the CMRT, which helps to identify areas that require further classification or risk assessment, as well as understand the due diligence efforts of the Tier 1 suppliers. The results of this data validation contribute to the program’s health assessment and are shared with the suppliers to ensure they understand areas that require clarification or improvement.

All submitted forms were accepted and classified as valid or invalid, so that data is retained. Examples of invalid submissions may include incomplete, inaccurate, or inconsistent data. Further due diligence was implemented with suppliers providing invalid forms, who are requested to submit a valid form. Suppliers were also provided with guidance on how to correct these validation errors in the form of feedback on their CMRT submission, training courses, and direct engagement help through the Provider’s multilingual Supplier Experience team.

Based on the findings through the RCOI process, 3M was able to determine the countries of origin for a large portion of the 3TG in its products. As such, 3M continued to perform further due diligence on the source and chain of custody of the minerals in question.

DUE DILIGENCE MEASURES

A. Design of 3M’s Due Diligence Measures

3M’s Conflict Minerals due diligence management system has been designed to conform in all material respects with the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Guidance”), as applicable for 3TG and downstream companies (as the term “downstream companies” is defined in the OECD Guidance).

B. Due Diligence Performed

1.Establish Strong Company Management Systems

Responsible Minerals (Conflict Minerals) Sourcing Policy

3M first adopted a Conflict Minerals Policy in 2011. The Conflict Minerals Policy was updated in 2019 and renamed to Responsible Minerals Sourcing Policy (“Policy”) to include 3TG and cobalt and is available on 3M’s Supplier Direct website (https://www.3m.com/3M/en_US/suppliers-direct/), along with other information on 3M’s Responsible Minerals program.

3M is committed to responsible sourcing of 3TG and cobalt using the OECD due diligence framework, so as not to support conflict or human rights abuses in the Covered Countries or Conflict-Affected and High-Risk Areas (“CAHRAs”), while avoiding de facto embargoes. This position is consistent with 3M’s Human Rights Policy (http://multimedia.3m.com/mws/media/1029705O/human-rights-policy.pdf) and 3M’s respect for human rights in our own operations and our supply chains, as well as with the OECD Guidance and United Nations Guiding Principles on Business and Human Rights (the “UN Principles”).

Internal Management System

3M has established a management system to support the effective and efficient execution of our Responsible Minerals program. 3M’s management system includes an executive sponsor: 3M’s Group President, Enterprise Operations. In addition, 3M has designated a cross-functional Responsible Minerals Steering Team (“Steering Team”), composed of representatives from global Strategic Sourcing, Area Responsible Sourcing Leaders, Environment, Health & Safety, and 3M Legal Affairs. The Steering Team has responsibility for developing and implementing 3M’s Policy and compliance strategy, as well as reviewing the progress, effectiveness, and continual improvement of the program. The Steering Team is led by a Responsible Minerals Program Manager (“Program Manager”) from 3M Strategic Sourcing.

Senior leadership of Strategic Sourcing, Enterprise Operations, Legal Affairs, Corporate Audit, Ethics & Compliance, Environment, Health & Safety, and Human Resources is briefed bi-annually about the results of our due diligence efforts, including evaluation of risks and risk mitigation measures. These briefings also include an evaluation of the progress, effectiveness, and execution of our Policy and Responsible Minerals program as well as an opportunity to provide input.

3M’s Provider assisted with evaluating supply chain information regarding 3TG and identifying potential risks, and in the development and implementation of additional due diligence steps that 3M will undertake with suppliers regarding Conflict Minerals.

3M leveraged the Provider’s managed service team, which was made up of dedicated program specialists who supported 3M’s Conflict Minerals program. 3M communicated regularly with the Provider to receive updates on program status. Each member of the Provider’s team is trained in Conflict Minerals compliance and understands the intricacies of the CMRT and Conflict Minerals reporting, as well as Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd- Frank Act”).

Control System and Supply Chain Transparency

3M’s Supplier Responsibility Code (“SRC”) (https://www.3m.com/3M/en_US/suppliers-direct/supplier-requirements/global-supplier-responsibility-code/) applies to all suppliers and outlines 3M’s foundational expectations as it relates to labor, ethics, environment, health and safety, as well as management systems. This code of conduct is based on industry and internationally- accepted principles, such as the UN Principles and the OECD Guidance. If a supplier does not meet 3M’s requirements, the situation is escalated and evaluated for disposition.

3M’s global suppliers are expected to supply materials to 3M that are “Conflict-Free,” meaning minerals that are from recycled or scrap sources, or that do not directly or indirectly finance armed groups through mining or mineral trading in the DRC, adjoining countries or any other CAHRAs, as determined by regulatory bodies and as applied by RMI. This expectation is communicated in 3M contract agreement templates and U.S. purchase order terms and conditions. 3M relies on direct suppliers to provide information on the origin of the 3TG contained in components and materials supplied, including sources of 3TG that are supplied to them from lower-tier suppliers.

3M is a member of RMI, which provides strong industry collaboration and greater visibility to supply chain risks. 3M gathered information on the use of 3TG by the Supplier Group (as defined below) using RMI’s CMRT. 3M engaged the Provider to assist with Supplier Group outreach and engagement and with data collection and validation. 3M used the Provider’s web portal to determine the chain of custody of the Necessary 3TG included in our products, with a focus on identifying smelters or refiners (“SORs”) in their respective supply chains.

Supplier Engagement

3M identified relevant suppliers that supply products that may contain Necessary 3TG. 3M has determined that a reasonably designed inquiry for identifying and assessing supply chain risks should focus on higher priority suppliers consistent with RMI’s Five Practical Steps to Support SEC Conflict Minerals Disclosure. 3M identified the relevant higher priority suppliers (“Supplier Group”) by prioritizing its review of products that may contain Necessary 3TG, and the corresponding supply chains, accounting for various factors, such as estimated content of Necessary 3TG, type of mineral, amount of spend, the nature of the supply chain, and supplier location. In 2021, 3M conducted outreach with suppliers for products that may contain Necessary 3TG, which represented 57% of the in-scope Supplier Group.

3M’s Provider reviewed the Supplier Group CMRT responses to determine where further engagement with suppliers was warranted. Those responses were then escalated to 3M for additional due diligence and follow-up. 3M considered untimely or incomplete responses, as well as inconsistencies with the data reported in the CMRT, in making this determination. For any CMRT that was determined invalid based on this review, the Provider’s platform automatically sent the supplier an email outlining any validation issues with the CMRT question logic or missing fields. 3M’s Provider proactively engaged suppliers to educate them on the validity requirements, how to enter CMRT data, and/or 3M’s expectation on CMRT information, as appropriate. 3M’s Provider worked with suppliers to resolve all responses with an incomplete status. Suppliers were educated on 3M’s Provider’s supplier portal links, which provides training resources, reporting templates, practical tips, and best practices.

3M established controls and transparency by creating a process in coordination with the Provider to engage relevant suppliers to identify SORs contained in 3M’s supply chain. 3M communicated expectations to these relevant suppliers in connection with our inquiry requesting they send a similar request to their direct suppliers to obtain the information successively upstream to the SOR. A Provider web portal was utilized for the collection of CMRTs. Suppliers were provided a link to 3M’s Supplier Direct website (https://www.3m.com/3M/en_US/suppliers-direct/), where we communicate supplier responsibility expectations and have links to our Supplier Learning Academy, which includes links to training resources, practical tips, and best practices.

3M encourages all suppliers to have a proactive approach in aligning with 3M’s policies and programs to strengthen our supply chain to ensure conformance to regulations. Because 3M believes in developing strong and sustainable relationships, it is important our business partners understand 3M’s commitment to doing business ethically and in compliance with the law.

For suppliers that identified “SORs of Interest” in their CMRT responses, according to indicators defined in the OECD Guidance, 3M and its Provider requested additional information and/or Conflict Minerals due diligence standards and processes, conducting further due diligence about the “SORs of Interest.” In addition, these suppliers were provided a link to educational courses on smelter risk mitigation.

3M’s requirements related to responsible minerals in relevant global contract templates and U.S. purchase order terms and conditions require suppliers to comply with applicable laws and our policies on responsible minerals. This includes participation in a supply chain survey and related due diligence activities, and the provision, upon request, of information on SORs in relevant supply chains and other information 3M might require.

3M’s Policy expects suppliers to responsibly source 3TG and cobalt through SORs that comply with recognized assurance programs, including RMI, the London Bullion Market Association (“LBMA”), and the Responsible Jewellery Council (“RJC”). For SORs identified by the Supplier Group not currently engaged in an assurance program, 3M and its Provider sent letters to those SORs encouraging them to participate. 3M also encouraged its Supplier Group and, in certain cases, customers to reach out to those SORs and encourage their participation. In addition, communications are being sent to those SORs in our supply chain who were conformant but had not been designated as progressing or as having a re-audit in progress within three months of their conformance date.

3M also encourages suppliers to draw upon internationally recognized standards to advance social and environmental responsibility and business ethics. All existing and future suppliers are required to conform to 3M’s SRC, demonstrating their commitment to share 3M’s values on social and environmentally sustainable operations and practices, which include labor, ethics, environment, health, and safety, as well as management systems. The SRC is based upon the RBA framework. 3M uses several external indices, such as the International Labour Organization, Global Slavery Index, and the Corruption Perception Index, to assist with prioritization of higher risk suppliers.

In partnership with 3M’s Provider, 3M has put a strong emphasis on supplier education and training. This includes guiding suppliers to online resources, including access to interactive training courses, informational and best practice documents and real time chat with compliance specialists.

Grievance Mechanism

3M has a grievance mechanism whereby employees and suppliers can report concerns regarding 3M’s business conduct and other matters, at 3M-ethics.com (https://secure.ethicspoint.com/domain/media/en/gui/8897/index.html). 3M also has procedures in place for follow-up in the event any responsible minerals issues are raised through our grievance mechanism.

SORs and other external stakeholders also may use RMI’s Grievance and Complaints Mechanism (“RMI Mechanism”). The RMI Mechanism allows stakeholders to raise concerns about the RMI Responsible Minerals Assurance Process (“RMAP”) audit process, protocols, and SOR operations that fall within the scope of the RMAP, audit quality, and auditor competencies, mineral supply chains and upstream/downstream initiatives, as well as mineral sourcing activities and due diligence of RMI member companies.

Maintain Records

3M has a record retention policy applicable to Conflict Minerals-related documentation that provides for retention for a minimum of ten years. 3M’s Provider’s document retention policy includes 3M Conflict Minerals-related documents, including supplier responses to CMRTs as well as the sources identified within each reporting period.

2.Identify and Assess Risk in the Supply Chain

As part of the process of identifying and assessing risks in the supply chain, 3M asked the Supplier Group to share information about the Necessary 3TG in their products provided to 3M based on responses to the industry standard RMI CMRT. 3M deployed the CMRT to the Supplier Group through the Provider’s supplier’s web portal. That system issued three automatic follow-up reminders to those in the Supplier Group who had not responded to the information requested. Additional direct mail reminders, in some cases up to nine rounds, were sent to those in the Supplier Group who had not responded, and follow-up phone calls were made with prioritized suppliers. As part of these phone calls, 3M offered training to the supplier on topics including the importance of the information requested by 3M, the disclosure requirements of the Dodd-Frank Act Conflict Minerals legislation, and how to submit the CMRT into 3M’s Provider’s web portal. In addition, follow-up reminders were sent as an escalation to those in the Supplier Group who had discrepancies in their CMRTs. Outbound communications were conducted in native languages, such as English, German, simplified Chinese, French, Italian, Spanish, Portuguese, and Japanese, to best collaborate with suppliers to ensure expectations were understood. If supplier responses indicated that Necessary 3TG contained in products provided to 3M may have originated from the Covered Countries, had unknown sourcing, or may have been processed by SORs that have not been validated as using DRC conflict-free sourcing practices, then such responses were escalated to the Steering Team for further review and determination of follow-up steps.

3M does not have a direct relationship with SORs and does not perform direct audits of these entities within the supply chain. Smelters that have completed an RMAP audit are considered to be DRC conflict-free. In cases where the smelter’s due diligence practices have not been audited against the RMAP standard or they are considered non-conformant by RMAP, follow-ups are made to suppliers reporting those facilities. Smelters are then assessed for the potential for sourcing risk.

Each facility that meets the definition of a smelter or refiner of a 3TG mineral is assessed according to “SORs of Interest” indicators defined in the OECD Guidance. The Provider uses numerous factors to determine the level of risk that each smelter poses to the supply chain by identifying “SORs of Interest.” These factors include:

•Geographic proximity to the DRC and other Covered Countries.
•Known mineral source country of origin.
•RMAP audit status.
•Credible evidence of unethical or conflict sourcing.
•Peer assessments conducted by credible third-party sources.
Suppliers are also evaluated on program strength, which assists in making key risk mitigation decisions as the program progresses. The criteria used to evaluate the strength of the program is based on certain questions in the CMRT related to the suppliers’ Conflict Minerals practices and policies.

3M verified SORs using RMI’s Conformant Smelters and Refiners list. 3M also referred to other sources of information, including publications of the LBMA and the RJC, to validate and assess potential risks.

3.Design and Implement a Strategy to Respond to Identified Risks

3M has designed and implemented a strategy to respond to risks. The Program Manager works with the Provider, the Steering Team and its executive sponsor, providing periodic updates or escalating issues to relevant executives of any findings where a supplier in the Supplier Group identifies a SOR processing Necessary 3TG for 3M products that sources from or may source from the Covered Countries.

The Provider’s risk mitigation activities are initiated whenever a supplier’s CMRT reported facilities of concern. Through the Provider, suppliers with submissions that included any smelters of interest were immediately given feedback instructing the supplier to take its own independent risk mitigation actions. Examples include the submission of a product-specific CMRT to better identify the connection to products that it supplies to 3M. Additional escalation may have been necessary to address any continued sourcing from these smelters of interest. Suppliers are given clear performance objectives within reasonable timeframes, with the ultimate goal of progressive elimination of these smelters of interest from the supply chain. In addition, suppliers are guided to the educational materials, located on the Provider’s website, on mitigating the risks identified through the data collection process.

If additional escalation is required, the Program Manager works with the Steering Team and its executive sponsor, or other relevant executives, to determine appropriate follow-up actions, if any, to mitigate risks. Follow-up actions based upon the variety of supplier risk levels may include additional due diligence by the Steering Team. 3M and its Provider may communicate directly with its suppliers that have not yet been determined to be conformant with RMAP in order to request sourcing information and encourage their involvement with the RMI Program. As part of the due diligence activities, 3M may decide to find alternate sources of supply and/or suspend or terminate existing supplier relationships after failed attempts at mitigation or remediation. For the year 2021, 3M found no instances where it was necessary to find replacement sources of supply or to suspend or terminate a supplier relationship. However, increased due diligence was applied and continues to be applied to those suppliers with smelters of interest.

4.Carry out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

3M utilized information provided by the independent third-party audits of SORs through RMAP, LBMA and the RJC to determine whether any Necessary 3TG sourced from the Covered Countries is validated as “Conflict-Free” using RMI’s RCOI data. In addition, members of the Steering Team participate in RMI’s Due Diligence Practices Team and Plenary Team, which keeps 3M informed of new auditing standards, emerging risks, and risk assessment methods.

3M’s Provider directly contacted SORs that are not currently enrolled in the RMAP to encourage their participation and gather information regarding each facility’s sourcing practices on behalf of its compliance partners. 3M is a signatory of this communication in accordance with the requirements of downstream companies detailed in the OECD Guidance.

Through 3M’s membership with the RMI, SORs have been encouraged to participate in the RMAP. Any SORs that were reported by suppliers who were not part of the RMAP were also contacted directly by 3M’s Provider to encourage them to participate in the RMAP.

5.Report on Supply Chain Due Diligence
3M has published the Form SD and Conflict Minerals Report for the year ended December 31, 2021. These reports are publicly available within the Responsible Minerals section of 3M’s Supplier Direct website (https://www.3m.com/3M/

en_US/suppliers-direct/). The reference to 3M’s website is provided for convenience only, and its contents are neither incorporated by reference into this Report and Form SD nor deemed filed with the SEC.

RESULTS OF DUE DILIGENCE

Based on our RCOI described in our Form SD and the other aspects of our due diligence program described above, 3M evaluated the Supplier Group responses to the CMRT-based supplier inquiry. As a result of the RCOI activity, 3M has reason to believe that a portion of its Necessary 3TG may have originated in the Covered Countries and those Necessary 3TG may not be from recycled or scrap sources. However, after conducting further due diligence, 3M determined that based on SOR information provided by the Supplier Group and information available to 3M as a member of RMI, the 60 SORs identified as sourcing from those Covered Countries have been validated as conformant and/or active with RMAP protocols.

As outlined in the OECD Guidance, the internationally-recognized standard on which 3M’s system is based, 3M supports RMI’s RMAP process that audits SORs’ due diligence activities. The source of information for certain statements in this declaration was obtained through our membership in RMI, using the RCOI report for member “mmmco.”

Supply Chain Outreach Results

Supply chain outreach is required to identify the upstream sources of origin of tin, tantalum, tungsten and gold. Following the industry standard process, CMRTs were sent to and requested from Tier 1 suppliers, who are expected to follow this process until the SOR sources are identified. In 2021, 3M received 90% response rate from its suppliers as a result of outreach efforts and will continue to work with the remaining suppliers to obtain future alignment with requests.

Upstream Data Transparency

All SORs listed by suppliers in completed CMRTs, which appear on the RMI-maintained smelters list, are attached in Annex I. As is a common practice when requests are sent upstream in the supply chain, those who purchase materials from smelters may not be able to discern exactly which company’s product lines the materials may end up in. As a result, those providing the SORs have the practice to list all SORs they may purchase from within the reporting period. Therefore, the SORs (as sources) listed in Annex I are likely to be more comprehensive than the list of SORs which actually processed the 3TG contained in 3M’s products.

Suppliers that identified these specific smelters of interest on their CMRT were contacted in accordance with the OECD Guidance to inform them of the potential for risk, and to evaluate whether these smelters could be connected to 3M’s products. Other suppliers were evaluated internally to determine if they were in fact still active suppliers. If not, they were removed from the scope of data collection.

Countries of Origin

Annex II includes an aggregated list of countries of origin from which the reported facilities collectively source 3TG, based on information provided through the CMRT data collection process, from direct smelter outreach and the RMAP. As mentioned in the above section, it is understood that many responses may provide company-level data, or more data than can be directly linked to products sold by 3M; therefore, Annex II may contain countries from which 3M’s products are not sourced.

Information on Smelters or Refiners

The CMRT requested the Supplier Group and its suppliers provide 3M with information on the SORs providing Necessary 3TG to 3M. Because 3M typically does not have a direct relationship with the facilities used to process 3TG, 3M relies on information provided by the Supplier Group. Some suppliers in the Supplier Group provided information on all SORs used by the supplier but could not provide information linking specific SORs used to process Necessary 3TG in products supplied to 3M. 3M verified 335 unique SOR names among these mentions, based on information listed on the RMI website. Of these unique SORs, 230 (69%) are validated as conformant to the RMAP process as of April 27, 2022, and 19 (6%) are reported as active by RMI, meaning they are engaged in the RMAP program but not yet conformant as of April 27, 2022. 3M’s Supplier Group identified 100% of the total number of conformant SORs listed on RMI’s website in their supply chains. Based on our involvement in the RMI Due Diligence Practices Team, as well as resources available to us through our membership in RMI, 3M believes the number of SORs conformant to RMAP process is attributable in part to industry collaborative efforts through RMI and other third-party validation programs.

3M monitored and tracked SORs identified as not having received a “Conflict-Free” designation or not having begun participating in an independent third-party assurance process. During this reporting year, 3M identified 86 (25%) SOR facilities that were not participating in an independent third-party assurance process. These facilities are in the process of receiving letters from 3M strongly encouraging their participation.

Efforts to Determine the Country of Origin or Mine of Origin

To determine country or mine of origin, 3M: (a) seeks information about 3TG SORs in our supply chain through use of the CMRT questions; and (b) utilizes information from the RMAP and its independent audits of SORs, as well as information from that effort made available by RMI publicly and to its members. 3M’s Supplier Group did not provide information on mines of origin for Necessary 3TG used in 3M products manufactured during 2021. 3M does not have sufficient information to conclusively determine the mines or the countries of origin of the Necessary 3TG in its products or whether the Necessary 3TG are from recycled or scrap sources. However, based on SOR information provided by the Supplier Group through the CMRT responses, as well as RMI information available to its members, the countries of origin of 3TG associated with SORs identified to 3M by the Supplier Group include the countries listed in Annex II below. While some countries listed in Annex II are Covered Countries, 3M validated that 60 SORs identified as sourcing from those Covered Countries are conformant to RMAP.

Additional Due Diligence

3M compared the overall set of SORs identified by the Supplier Group against RMI’s RCOI list dated April 27, 2022, to identify all names and mineral sourcing for SORs that are conformant with the RMAP protocols and have been validated by a third-party auditor. The RCOI list also identified SORs participating in other assurance programs where the mineral sourcing of SORs is not disclosed.
For the 86 SORs identified to 3M by the Supplier Group in 2021 that are not yet engaged in the RMAP as active or validated as conformant to RMAP or by any other independent third-party programs, 3M conducted further due diligence to confirm whether the SORs of interest processed Necessary 3TG used in products provided to 3M. In addition, 3M conducted due diligence through other means using a variety of information sources from RMI and others searching for evidence of SORs sourcing from the Covered Countries or potentially contributing to conflict in the Covered Countries. Such additional sources of information included news articles, reports published by NGOs, and/or industry association information that may indicate locations from which a SOR sources. For SORs not independently verified, geographic location and mining production by country are reviewed, and specified factors are applied to determine risk levels.

3M will take additional mitigating action if credible sources provide information that identified SORs are potentially financing armed groups in the Covered Countries. 3M requires suppliers to conduct additional due diligence to confirm the presence of any of the “SORs of Interest” in the chain of custody for Necessary 3TG in products supplied to 3M.

STEPS TO IMPROVE DUE DILIGENCE

3M is alert for facts and circumstances that may require SOR-related risk mitigation. 3M also expects that more SORs will become validated as “RMAP-conformant” through the RMAP process and similar programs, which will increase overall transparency and accessibility to information on geographic location of SOR mines of origin.

3M, working with its Provider, will continue to expand its due diligence to further mitigate the risk that Necessary 3TG, cobalt, and other higher-risk minerals may benefit armed groups in the Covered Countries or by taking the following steps:

•Escalate those suppliers who did not provide a response to the outreach request to obtain future alignment with requests or disposition accordingly.

•Follow up with those in the Supplier Group that were unresponsive or did not provide sufficient information for the 2021 reporting year, thereby improving both supplier response rates and the quality of supply chain information available to 3M.

•Contact those in the Supplier Group that indicated in their response to the 2021 reporting year inquiry that did not have certain key aspects of a Conflict Minerals program to educate and obtain updated information from them.

•Continue supplier engagement and capacity-building efforts through supplier inquiry and outreach by directing suppliers to training resources available on the 3M Supplier Direct website (https://www.3m.com/3M/en_US/suppliers-direct/) and through industry associations and RMI, to improve response rates and information quality.

•Stay actively involved with and continue our company membership in RMI, which provides independent third- party audits of SORs due diligence practices, including engagement in the RBA and RMI Annual Conference, Due Diligence Practices Team, and Plenary Team.

•Encourage supplier and other company membership and participation in RMI, which will strengthen industry collaboration to increase leverage on SORs to participate in independent third-party audits and become conformant to RMAP, LBMA, or RJC protocols.

•Continue to contact SORs directly to undergo an audit of their due diligence practices, with the goal of becoming compliant to the RMAP, LBMA, or RJC protocols.

•Expect responsible sourcing by suppliers of 3TG in the Covered Countries through use of SORs validated as conformant to RMAP process.

•Continue the Responsible Minerals program and process to support compliance to the European Union regulation on supply chain due diligence by importers of minerals and metals originating in CAHRAs.

•Retain partnership with a third-party service provider to streamline supplier outreach, feedback, and due diligence efforts.

•Expand the responsible minerals assessment and due diligence efforts to include other high-risk minerals and areas of the world, as determined by regulatory bodies and applied by RMI. Starting in 2019, 3M included cobalt in our outreach. In addition, mica outreach will be conducted beginning in 2022, which supports 3M’s commitment to expand our efforts.

•Accelerate escalation of identified “SORs of Interest” that are not RMAP conformant and consistent with OECD Guidance to mitigate supply chain risk. As of April 27, 2022, 3M is continuing its due diligence efforts with one supplier to mitigate supply chain risk and align such supplier with 3M’s expectations.

•Continue to evaluate upstream sources through a broader set of tools to evaluate risk. These include:
▪Using a comprehensive SOR library, with detailed status and notes for each listing.
▪Scanning for credible media on each SOR to flag risk issues.
▪Comparing the list of SORs against government watch and denied parties lists.

Cautionary Statement about Forward-Looking Statements

Certain statements in this Report may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future plans, and any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from these forward-looking statements. As a result, these statements speak only as of the date they are made and with no obligation on 3M’s part to update or revise any forward- looking statement, except as required by federal securities laws.

ANNEX I

As of April 27, 2022

The below list of SORs identified to 3M by the 3M Supplier Group is conformant with RMAP protocols as of April 27, 2022. 3M is typically many tiers in the supply chain removed from SORs, and our direct suppliers have not traced materials supplied to 3M back to individual SORs. Many of our suppliers provided information to 3M on all SORs identified to them by their suppliers and have not been able to confirm that Necessary 3TG processed by these SORs is contained in the products they have supplied to us because some of the suppliers did not provide their CMRT at the product level. Therefore, it is possible that the list contains SORs not used to process Necessary 3TG contained in our products.

Metal	Smelter Name	Smelter Facility Location	Smelter ID
Tungsten	A.L.M.T. Corp.	Japan	CID000004
Gold	Advanced Chemical Company	United States Of America	CID000015
Gold	Aida Chemical Industries Co., Ltd.	Japan	CID000019
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany	CID000035
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan	CID000041
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil	CID000058
Gold	Argor-Heraeus S.A.	Switzerland	CID000077
Gold	Asahi Pretec Corp.	Japan	CID000082
Gold	Asaka Riken Co., Ltd.	Japan	CID000090
Tungsten	Kennametal Huntsville	United States Of America	CID000105
Gold	Aurubis AG	Germany	CID000113
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines	CID000128
Gold	Boliden AB	Sweden	CID000157
Gold	C. Hafner GmbH + Co. KG	Germany	CID000176
Gold	CCR Refinery - Glencore Canada Corporation	Canada	CID000185
Gold	Cendres + Metaux S.A.	Switzerland	CID000189
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China	CID000211
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China	CID000218
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China	CID000228
Gold	Chimet S.p.A.	Italy	CID000233
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	CID000258
Gold	Chugai Mining	Japan	CID000264
Tin	Alpha	United States Of America	CID000292
Gold	DSC (Do Sung Corporation)	Korea, Republic Of	CID000359
Gold	Dowa	Japan	CID000401
Tin	Dowa	Japan	CID000402
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan	CID000425
Tin	EM Vinto	Bolivia (Plurinational State Of)	CID000438
Tantalum	F&X Electro-Materials Ltd.	China	CID000460
Tin	Fenix Metals	Poland	CID000468
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	CID000538
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China	CID000555
Tungsten	Global Tungsten & Powders Corp.	United States Of America	CID000568
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China	CID000616
Gold	LT Metal Ltd.	Korea, Republic Of	CID000689
Gold	Heimerle + Meule GmbH	Germany	CID000694
Gold	Heraeus Metals Hong Kong Ltd.	China	CID000707
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany	CID000711
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China	CID000766

Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China	CID000769
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China	CID000801
Gold	Ishifuku Metal Industry Co., Ltd.	Japan	CID000807
Gold	Istanbul Gold Refinery	Turkey	CID000814
Gold	Japan Mint	Japan	CID000823
Tungsten	Japan New Metals Co., Ltd.	Japan	CID000825
Gold	Jiangxi Copper Co., Ltd.	China	CID000855
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China	CID000875
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	CID000914
Tantalum	Jiujiang Tanbre Co., Ltd.	China	CID000917
Gold	Asahi Refining USA Inc.	United States Of America	CID000920
Gold	Asahi Refining Canada Ltd.	Canada	CID000924
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan	CID000937
Gold	Kazzinc	Kazakhstan	CID000957
Tungsten	Kennametal Fallon	United States Of America	CID000966
Gold	Kennecott Utah Copper LLC	United States Of America	CID000969
Gold	Kojima Chemicals Co., Ltd.	Japan	CID000981
Tin	China Tin Group Co., Ltd.	China	CID001070
Tantalum	LSM Brasil S.A.	Brazil	CID001076
Gold	LS-NIKKO Copper Inc.	Korea, Republic Of	CID001078
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	CID001105
Gold	Materion	United States Of America	CID001113
Gold	Matsuda Sangyo Co., Ltd.	Japan	CID001119
Tin	Metallic Resources, Inc.	United States Of America	CID001142
Gold	Metalor Technologies (Suzhou) Ltd.	China	CID001147
Gold	Metalor Technologies (Hong Kong) Ltd.	China	CID001149
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore	CID001152
Gold	Metalor Technologies S.A.	Switzerland	CID001153
Gold	Metalor USA Refining Corporation	United States Of America	CID001157
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico	CID001161
Tantalum	Metallurgical Products India Pvt., Ltd.	India	CID001163
Tin	Mineracao Taboca S.A.	Brazil	CID001173
Tantalum	Mineracao Taboca S.A.	Brazil	CID001175
Tin	Minsur	Peru	CID001182
Gold	Mitsubishi Materials Corporation	Japan	CID001188
Tin	Mitsubishi Materials Corporation	Japan	CID001191
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001192
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001193
Tantalum	NPM Silmet AS	Estonia	CID001200
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey	CID001220
Tin	Jiangxi New Nanshan Technology Ltd.	China	CID001231
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan	CID001236
Gold	Nihon Material Co., Ltd.	Japan	CID001259
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	CID001277
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand	CID001314
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan	CID001325
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State Of)	CID001337
Gold	PAMP S.A.	Switzerland	CID001352

Gold	PT Aneka Tambang (Persero) Tbk	Indonesia	CID001397
Tin	PT Artha Cipta Langgeng	Indonesia	CID001399
Tin	PT Babel Inti Perkasa	Indonesia	CID001402
Tin	PT Babel Surya Alam Lestari	Indonesia	CID001406
Tin	PT Mitra Stania Prima	Indonesia	CID001453
Tin	PT Prima Timah Utama	Indonesia	CID001458
Tin	PT Refined Bangka Tin	Indonesia	CID001460
Tin	PT Stanindo Inti Perkasa	Indonesia	CID001468
Tin	PT Timah Tbk Kundur	Indonesia	CID001477
Tin	PT Timah Tbk Mentok	Indonesia	CID001482
Tin	PT Tinindo Inter Nusa	Indonesia	CID001490
Gold	PX Precinox S.A.	Switzerland	CID001498
Tantalum	QuantumClean	United States Of America	CID001508
Gold	Rand Refinery (Pty) Ltd.	South Africa	CID001512
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China	CID001522
Gold	Royal Canadian Mint	Canada	CID001534
Tin	Rui Da Hung	Taiwan, Province Of China	CID001539
Gold	Samduck Precious Metals	Korea, Republic Of	CID001555
Gold	SEMPSA Joyeria Plateria S.A.	Spain	CID001585
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	CID001622
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China	CID001736
Tin	Soft Metais Ltda.	Brazil	CID001758
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province Of China	CID001761
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation	CID001769
Gold	Sumitomo Metal Mining Co., Ltd.	Japan	CID001798
Tantalum	Taki Chemical Co., Ltd.	Japan	CID001869
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	CID001875
Tantalum	Telex Metals	United States Of America	CID001891
Tin	Thaisarco	Thailand	CID001898
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China	CID001908
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China	CID001916
Gold	Tokuriki Honten Co., Ltd.	Japan	CID001938
Gold	Torecom	Korea, Republic Of	CID001955
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	CID001969
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium	CID001980
Gold	United Precious Metal Refining, Inc.	United States Of America	CID001993
Gold	Valcambi S.A.	Switzerland	CID002003
Gold	Western Australian Mint (T/a The Perth Mint)	Australia	CID002030
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil	CID002036
Tungsten	Wolfram Bergbau und Hutten AG	Austria	CID002044
Tungsten	Xiamen Tungsten Co., Ltd.	China	CID002082
Gold	Yamakin Co., Ltd.	Japan	CID002100
Gold	Yokohama Metal Co., Ltd.	Japan	CID002129
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	CID002158
Tin	Yunnan Tin Company Limited	China	CID002180
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	CID002224
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China	CID002243
Gold	SAFINA A.S.	Czechia	CID002290

Gold	Umicore Precious Metals Thailand	Thailand	CID002314
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	CID002315
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	CID002316
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	CID002317
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China	CID002318
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China	CID002319
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	CID002320
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	CID002321
Gold	Geib Refining Corporation	United States Of America	CID002459
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil	CID002468
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	CID002492
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	CID002494
Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam	CID002502
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	CID002503
Tantalum	D Block Metals, LLC	United States Of America	CID002504
Tantalum	FIR Metals & Resource Ltd.	China	CID002505
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China	CID002506
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China	CID002508
Gold	MMTC-PAMP India Pvt., Ltd.	India	CID002509
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland	CID002511
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China	CID002512
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China	CID002513
Gold	Singway Technology Co., Ltd.	Taiwan, Province Of China	CID002516
Tin	O.M. Manufacturing Philippines, Inc.	Philippines	CID002517
Tantalum	KEMET Blue Metals	Mexico	CID002539
Tungsten	H.C. Starck Tungsten GmbH	Germany	CID002541
Tungsten	H.C. Starck Smelting GmbH & Co. KG	Germany	CID002542
Tungsten	Masan Tungsten Chemical LLC (MTC)	Viet Nam	CID002543
Tantalum	H.C. Starck Co., Ltd.	Thailand	CID002544
Tantalum	H.C. Starck Tantalum and Niobium GmbH	Germany	CID002545
Tantalum	H.C. Starck Hermsdorf GmbH	Germany	CID002547
Tantalum	H.C. Starck Inc.	United States Of America	CID002548
Tantalum	H.C. Starck Ltd.	Japan	CID002549
Tantalum	H.C. Starck Smelting GmbH & Co. KG	Germany	CID002550
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	CID002551
Tantalum	Global Advanced Metals Boyertown	United States Of America	CID002557
Tantalum	Global Advanced Metals Aizu	Japan	CID002558
Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates	CID002560
Gold	Emirates Gold DMCC	United Arab Emirates	CID002561
Gold	T.C.A S.p.A	Italy	CID002580
Gold	REMONDIS PMR B.V.	Netherlands	CID002582
Tungsten	Niagara Refining LLC	United States Of America	CID002589
Gold	Korea Zinc Co., Ltd.	Korea, Republic Of	CID002605
Gold	Marsam Metals	Brazil	CID002606
Gold	TOO Tau-Ken-Altyn	Kazakhstan	CID002615
Tungsten	China Molybdenum Co., Ltd.	China	CID002641
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	China	CID002645
Tungsten	Hydrometallurg, JSC	Russian Federation	CID002649

Tin	Resind Industria e Comercio Ltda.	Brazil	CID002706
Tantalum	Resind Industria e Comercio Ltda.	Brazil	CID002707
Tungsten	Unecha Refractory metals plant	Russian Federation	CID002724
Gold	SAAMP	France	CID002761
Gold	L'Orfebre S.A.	Andorra	CID002762
Gold	8853 S.p.A.	Italy	CID002763
Gold	Italpreziosi	Italy	CID002765
Tin	Metallo Belgium N.V.	Belgium	CID002773
Tin	Metallo Spain S.L.U.	Spain	CID002774
Gold	WIELAND Edelmetalle GmbH	Germany	CID002778
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria	CID002779
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines	CID002827
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	China	CID002830
Tungsten	ACL Metais Eireli	Brazil	CID002833
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	Viet Nam	CID002834
Tin	PT Menara Cipta Mulia	Indonesia	CID002835
Tantalum	Jiangxi Tuohong New Raw Material	China	CID002842
Tungsten	Moliren Ltd.	Russian Federation	CID002845
Gold	Bangalore Refinery	India	CID002863
Gold	SungEel HiMetal Co., Ltd.	Korea, Republic Of	CID002918
Gold	Planta Recuperadora de Metales SpA	Chile	CID002919
Gold	Safimet S.p.A	Italy	CID002973
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	CID003116
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China	CID003190
Tin	PT Bangka Serumpun	Indonesia	CID003205
Tin	Tin Technology & Refining	United States Of America	CID003325
Tin	Ma'anshan Weitai Tin Co., Ltd.	China	CID003379
Tin	PT Rajawali Rimba Perkasa	Indonesia	CID003381
Tin	Luna Smelter, Ltd.	Rwanda	CID003387
Tungsten	KGETS Co., Ltd.	Korea, Republic Of	CID003388
Tungsten	Fujian Ganmin RareMetal Co., Ltd.	China	CID003401
Tungsten	Lianyou Metals Co., Ltd.	Taiwan, Province Of China	CID003407
Gold	Eco-System Recycling Co., Ltd. North Plant	Japan	CID003424
Gold	Eco-System Recycling Co., Ltd. West Plant	Japan	CID003425
Tin	PT Sariwiguna Binasentosa	Indonesia	CID001463
Tungsten	Cronimet Brasil Ltda	Brazil	CID003468
Tin	Estanho de Rondonia S.A.	Brazil	CID000448
Tin	Novosibirsk Processing Plant Ltd.	Russian Federation	CID001305
Tin	PT Cipta Persada Mulia	Indonesia	CID002696
Gold	NH Recytech Company	Korea, Republic Of	CID003189
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	Russian Federation	CID003408
Tungsten	GEM Co., Ltd.	China	CID003417
Tin	CRM Synergies	Spain	CID003524
Gold	Metal Concentrators SA (Pty) Ltd.	South Africa	CID003575
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil	CID003582
Tantalum	Yancheng Jinye New Material Technology Co., Ltd.	China	CID003583
Tungsten	Fujian Xinlu Tungsten	China	CID003609

ANNEX II

As of April 27, 2022

The below list of 3TG countries of origin identified to 3M by the 3M Supplier Group is conformant with RMAP protocols as of April 27, 2022. 3M is typically many tiers in the supply chain removed from SORs, and our direct suppliers have not traced materials supplied to 3M back to individual countries of origin. Many of our suppliers provided information to 3M on all SORs identified to them by their suppliers and have not been able to confirm that the countries of origin for all 3TG processed by these SORs have been used in the products they have supplied to us because they did not provide their CMRT at the product level. Therefore, it is possible that the list contains countries of origin of 3TG not contained in our products.

Afghanistan; Åland Islands; Albania; American Samoa; Andorra; Angola*; Argentina; Armenia; Australia; Austria; Belarus; Belgium; Bermuda; Bolivia (Plurinational State of); Brazil; Bulgaria; Burundi*; Cambodia; Canada; Central African Republic*; Chile; China; Colombia; Congo (Republic of the); Democratic Republic of the Congo*; Djibouti; Dominica; Dominican Republic; Ecuador; Egypt; Eritrea; Estonia; Ethiopia; Finland; France; Germany; Ghana; Guinea; Guyana; Hong Kong; Hungary; India; Indonesia; Ireland; Israel; Italy; Japan; Kazakhstan; Kenya; Korea (Republic of); Kyrgyzstan; Liberia; Lithuania; Luxembourg; Madagascar; Malaysia; Mali; Mauritania; Mexico; Mongolia; Morocco; Mozambique; Myanmar; Namibia; Netherlands; New Zealand; Niger; Nigeria; Panama; Papua New Guinea; Peru; Philippines; Poland; Portugal; Russian Federation; Rwanda*; Saudi Arabia; Sierra Leone; Singapore; Slovakia; Slovenia; South Africa; South Sudan; Spain; Sudan*; Suriname; Sweden; Switzerland; Taiwan; Tajikistan; Tanzania*; Thailand; Turkey; Uganda*; United Arab Emirates; United Kingdom; United States; Uzbekistan; Vietnam; Zambia*; Zimbabwe;

* Covered Country